Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Third Quarter 2016 Results and

Increase of Share Repurchase Program to $125 Million

Sales of $793 million

Net loss attributable to common stockholders of $(46) million

Cash flow from operations of $82 million

Adjusted EBITDA of $24 million

Non-cash, pre-tax inventory charges of $45 million

Houston, TX – November 3, 2016 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced third quarter 2016 results.

The company’s sales were $793 million for the third quarter of 2016, which were 26% lower than the third quarter of 2015 and 6% higher than the second quarter of 2016. As compared to last year, reduced customer activity across all sectors drove the decline as a result of lower oil and natural gas prices. Sequentially, improvements in upstream and midstream activity drove the increase as oil and natural gas prices improved and customer spending increased.

Net loss attributable to common stockholders for the third quarter of 2016 was $(46) million, or $(0.48) per diluted share, compared to net income attributable to common stockholders of $10 million, or $0.10 per diluted share for the third quarter of 2015. The third quarter 2016 results include after-tax, non-cash inventory and severance and restructuring charges of $40 million ($0.42 per diluted share).

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “This quarter’s revenue was improved over the previous quarter, which is the first quarter of sequential revenue growth since 2014. I am encouraged by the 15% sequential growth in our U.S. upstream business. MRC Global generated $82 million in cash from operations this quarter for a total of $230 million in cash from operations generated so far this year, exceeding our initial expectation.”

“I am also encouraged by the recent improvements in market conditions and expect 2017 revenue to improve over 2016. However, our expectations regarding the size of the improvement remain uncertain as we wait for our customers to finalize their 2017 budget plans,” Mr. Lane added.

MRC Global’s third quarter 2016 gross profit was $88 million (including $45 million of non-cash inventory charges recorded in cost of sales), or 11.1% of sales, a decrease from third quarter 2015 gross profit of $185 million, or 17.3% of sales. The $45 million of non-cash inventory charges include $24 million in the international segment primarily related to a restructuring of our Australian business and market conditions in Iraq. In addition, reserves for excess and obsolete inventory were increased in the U.S. and Canada by $16 million and $5 million, respectively, as a result of the current market outlook for certain products. Gross profit for the third quarter 2016 and 2015 reflects a benefit of $3 million and $15 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $124 million, or 15.6% of sales, for the third quarter of 2016 compared to $142 million, or 13.3% of sales, for the same period of 2015. SG&A expenses for the third quarter of 2016 include $3 million of severance and restructuring charges.

Adjusted EBITDA was $24 million in the third quarter of 2016 compared to $51 million for the same period in 2015. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net (loss) income (a GAAP measure) in this release.

The effective tax rate in the third quarter of 2016 was 5% as a result of a lower expected effective tax rate for the full year of 12%, reflecting increased unbenefited pre-tax losses in the International segment arising primarily from the non-cash inventory charges.

Sales by Segment

U.S. sales in the third quarter of 2016 were $590 million, down $276 million, or 32%, from the same quarter in 2015. The decrease reflects a $146 million, or 56%, decrease in the upstream sector (which includes a $63 million impact from the sale of our U.S. oil country tubular goods (“OCTG”) product line), a $61 million, or 17%, decrease in the midstream sector and a $69 million, or 28%, decrease in the downstream sector.

Canadian sales in the third quarter of 2016 were $70 million, nearly flat with the same quarter in 2015 with an increase in midstream offsetting a decrease in the upstream sector.

International sales in the third quarter of 2016 were $133 million, down $3 million, or 2%, from the same period in 2015 as a decline in downstream sales were partially offset by an increase in upstream sales.

Sales by Sector

Upstream sales in the third quarter of 2016 decreased 41% from the third quarter of 2015 to $224 million, or 28%, of total sales. The decline in upstream sales was a result of reduced customer activity. U.S. upstream sales declined 32% in the third quarter of 2016, excluding OCTG revenue, from the third quarter of 2015 as compared to a 45% decline in the average U.S. rig count over the same period. Canadian upstream sales declined 23% in the third quarter of 2016 from the third quarter of 2015. International upstream sales increased 3% in the third quarter of 2016 from the third quarter of 2015.

Midstream sales in the third quarter of 2016 decreased 12% from the third quarter of 2015 to $327 million, or 41%, of total sales. Sales to transmission customers were down 22% and sales to gas utility customers were flat with the same quarter in 2015.

Downstream sales in the third quarter of 2016 decreased 25% from the third quarter of 2015 to $242 million, or 31%, of total sales. The downstream sector declined by 28% in the U.S. primarily due to lower project activity.

Balance Sheet

During the third quarter of 2016, the company generated $82 million of cash from operations and grew cash to $213 million at September 30, 2016 from $167 million at the end of the second quarter 2016. Debt, net of cash, was $302 million at September 30, 2016 compared to $450 million at December 31, 2015.

On November 2, 2016, the company provided notice of intent to voluntarily repay $100 million of the Senior Secured Term Loan B (“The Term Loan”) with available cash on hand and expects to make the voluntary repayment on November 7, 2016. The Term Loan currently bears interest at 5.0%.

Share Repurchase Program Update

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million, which was increased in November 2016 to $125 million. During the third quarter of 2016, the company repurchased $17 million of its common stock at an average price of $14.92 per share. In total, the company has repurchased 7.2 million shares of its common stock for an average price of $13.85. The outstanding share count as of September 30, 2016 is 95.3 million.

Conference Call

The Company will hold a conference call to discuss its third quarter 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 4, 2016. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 18, 2016 and can be accessed by dialing 201-612-7415 and using pass code 13644889#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	September 30,	December 31,
	2016	2015

Assets
Current assets:
Cash	$ 213	$ 69
Accounts receivable, net	448	533
Inventories, net	581	781
Other current assets	26	22
Total current assets	1,268	1,405

Other assets	22	22

Property, plant and equipment, net	135	127

Intangible assets:
Goodwill, net	485	484
Other intangible assets, net	425	459
	$ 2,335	$ 2,497

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 344	$ 327
Accrued expenses and other current liabilities	99	110
Current portion of long-term debt	8	8
Total current liabilities	451	445

Long-term obligations:
Long-term debt, net	507	511
Deferred income taxes	197	208
Other liabilities	20	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:

Common stock, $0.01 par value per share: 500 million shares authorized,
102,513,201 and 102,202,599 issued, respectively	1	1
Additional paid-in capital	1,674	1,666
Retained deficit	(550)	(467)
Less: Treasury stock at cost: 7,215,774 and 816,389 shares, respectively	(100)	(12)
Accumulated other comprehensive loss	(220)	(232)
	805	956
	$ 2,335	$ 2,497

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Sales	$ 793	$ 1,071	$ 2,322	$ 3,562
Cost of sales	705	886	1,976	2,951
Gross profit	88	185	346	611
Selling, general and administrative expenses	124	142	396	460
Operating (loss) income	(36)	43	(50)	151
Other expense:
Interest expense	(9)	(10)	(26)	(38)
Other, net	3	3	2	(6)
(Loss) income before income taxes	(42)	36	(74)	107
Income tax (benefit) expense	(2)	20	(9)	46
Net (loss) income	(40)	16	(65)	61
Series A preferred stock dividends	6	6	18	7
Net (loss) income attributable to common stockholders	$ (46)	$ 10	$ (83)	$ 54

Basic (loss) earnings per common share	$ (0.48)	$ 0.10	$ (0.85)	$ 0.53
Diluted (loss) earnings per common share	$ (0.48)	$ 0.10	$ (0.85)	$ 0.53
Weighted-average common shares, basic	95.9	102.2	98.1	102.1
Weighted-average common shares, diluted	95.9	102.5	98.1	102.4

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2016	2015

Operating activities
Net (loss) income	$ (65)	$ 61
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	16	15
Amortization of intangibles	35	46
Equity-based compensation expense	9	8
Deferred income tax benefit	(12)	(17)
Amortization of debt issuance costs	3	3
Write off of debt issuance costs	-	3
Decrease in LIFO reserve	(7)	(30)
Inventory-related charges	45	-
Provision for uncollectible accounts	2	2
Foreign currency losses	1	4
Other non-cash items	2	-
Changes in operating assets and liabilities:
Accounts receivable	88	283
Inventories	119	289
Other current assets	1	(3)
Income taxes payable	(2)	(5)
Accounts payable	11	(136)
Accrued expenses and other current liabilities	(16)	(42)
Net cash provided by operations	230	481

Investing activities
Purchases of property, plant and equipment	(24)	(24)
Proceeds from the disposition of property, plant and equipment	1	1
Proceeds from the disposition of non-core product line	48	-
Other investing activities	-	(4)
Net cash provided by (used in) investing activities	25	(27)

Financing activities
Payments on revolving credit facilities	(32)	(1,102)
Proceeds from revolving credit facilities	32	567
Payments on long-term obligations	(6)	(256)
Proceeds from issuance of preferred stock, net of issuance costs	-	355
Purchase of common stock	(88)	-
Dividends paid on preferred stock	(18)	(4)
Debt issuance costs paid	-	(1)
Net cash used in financing activities	(112)	(441)

Increase in cash	143	13
Effect of foreign exchange rate on cash	1	(5)
Cash -- beginning of period	69	25
Cash -- end of period	$ 213	$ 33

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net (Loss) Income

 (in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Net (loss) income	$ (40)	$ 16	$ (65)	$ 61
Income tax (benefit) expense	(2)	20	(9)	46
Interest expense	9	10	26	38
Depreciation and amortization	6	5	16	15
Amortization of intangibles	12	15	35	46
Decrease in LIFO reserve	(3)	(15)	(7)	(30)
Inventory-related charges (1)	40	-	40	-
Change in fair value of derivative instruments	(2)	(1)	-	1
Equity-based compensation expense (2)	2	3	9	8
Write off of debt issuance costs (3)	-	-	-	3
Severance and restructuring charges (4)	3	-	12	9
Foreign currency losses	(1)	(2)	1	4
Adjusted EBITDA	$ 24	$ 51	$ 58	$ 201

Notes to above:

(1)

Non-cash charges (pre-tax) recorded in cost of goods sold. Charges in the international segment are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the current market outlook for certain products.

(2)	Recorded in SG&A
(3)	Charge (pre-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock
(4)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	September 30,		Percentage	September 30,	Percentage
	2016		of Revenue	2015	of Revenue

Gross profit, as reported	$ 88	(1)	11.1%	$ 185	17.3%
Depreciation and amortization	6		0.8%	5	0.4%
Amortization of intangibles	12		1.5%	15	1.4%
Decrease in LIFO reserve	(3)		(0.4%)	(15)	(1.4%)
Adjusted Gross Profit	$ 103	(1)	13.0%	$ 190	17.7%

	Nine Months Ended
	September 30,		Percentage	September 30,	Percentage
	2016		of Revenue	2015	of Revenue

Gross profit, as reported	$ 346	(1)	14.9%	$ 611	17.2%
Depreciation and amortization	16		0.7%	15	0.3%
Amortization of intangibles	35		1.5%	46	1.3%
Decrease in LIFO reserve	(7)		(0.3%)	(30)	(0.8%)
Adjusted Gross Profit	$ 390	(1)	16.8%	$ 642	18.0%

Notes to above:

(1)

Includes $45 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges in the international segment are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the current market outlook for certain products. Excluding these charges, gross profit, as reported would be $133 million (16.8%) and $391 million (16.8%) for the three and the nine months ended September 30, 2016. Excluding these charges, Adjusted Gross Profit would be $148 million (18.7%) and $435 million (18.7%) for the three and the nine months ended September 30, 2016.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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